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Item 6.                  TIFFANY & CO. AND SUBSIDIARIES

EXHIBIT 11       STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                      (in thousands, except per share data)

                                                                  For the                       For the
                                                       Three Months Ended              Six Months Ended
                                                                 July 31,                      July 31,
                                                   ----------------------        ----------------------
                                                      1997           1996           1997           1996
                                                   -------        -------        -------        -------
PRIMARY EARNINGS PER SHARE:

Net earnings on which primary
 earnings per share are based                      $10,380        $ 8,246        $19,260        $13,323
                                                   =======        =======        =======        =======

Weighted average number of
 common shares                                      34,990         33,448         34,856         32,853

  Add:
    Weighted average effect of the
    exercise of stock options                        1,349          1,267          1,269          1,205
                                                   -------        -------        -------        -------

Weighted average number of shares on
 which primary earnings are based                   36,339         34,715         36,125         34,058
                                                   =======        =======        =======        =======

Primary net earnings per common share              $  0.29        $  0.24        $  0.53        $  0.39
                                                   =======        =======        =======        =======

FULLY DILUTED EARNINGS PER SHARE:

Net earnings on which primary earnings
 per share are based                               $10,380        $ 8,246        $19,260        $13,323

  Add:
   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                              --            229             --            682
                                                   -------        -------        -------        -------

Net earnings on which fully diluted
 earnings per share are based                      $10,380        $ 8,475        $19,260        $14,005
                                                   =======        =======        =======        =======

Weighted average number of common shares
 on which fully diluted earnings are based          36,339         34,715         36,205         34,162

  Add:
   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                                --            973             --          1,379
                                                   -------        -------        -------        -------

Weighted average number of shares
 used in calculating fully diluted
 earnings per share                                 36,339         35,688         36,205         35,541
                                                   =======        =======        =======        =======

Fully diluted net earnings per common share        $  0.29        $  0.24        $  0.53        $  0.39
                                                   =======        =======        =======        =======

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